Exhibit 5.1

July 14, 2023

File No: 333-266902

REE Automotive Ltd.

Kibbutz Glil-Yam 4690500

Israel

Re: REE Automotive Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to REE Automotive Ltd. (the “Company”), in connection with an At the Market Offering Agreement, dated July 14, 2023 (the “Agreement”), by and between the Company and H.C. Wainwright & Co., LLC which provides for the proposed offer and sale of Class A ordinary shares, without par value (the “Ordinary Shares”), of the Company, having an aggregate offering price of up to $35 million (such Ordinary Shares, the “Placement Shares”) pursuant to the Agreement. This opinion letter is rendered pursuant to Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

We have examined originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the base prospectus contained in the shelf registration statement on Form F-3 (File No. 333-266902) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on August 16, 2022 under the Securities Act, and declared effective by the SEC on August 25, 2022, and the prospectus supplement, dated July 14, 2023, filed with the SEC pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (together, the “Registration Statement”); (ii) a copy of the articles of association of the Company, as currently in effect; (iii) resolutions of the board of directors of the Company which have heretofore been approved; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that upon payment to the Company of the consideration per Placement Share in accordance with the Agreement, and assuming the taking of all corporate actions to authorize each issuance and offering as contemplated under the Agreement, the Placement Shares, when issued and sold pursuant to the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464

www.herzoglaw.co.il

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Herzog Fox & Neeman
Herzog Fox & Neeman